UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2010

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 23, 2010, Arizona Public Service Company (“APS”), the operating agent for the Palo Verde Nuclear Generating Station (“Palo Verde”), acting on its own behalf and on behalf of the other participants in Palo Verde (the “Palo Verde Participants”), and the Cities of Phoenix, Mesa, Tempe, Scottsdale and Glendale, Arizona (the “Cities”) entered into a Municipal Effluent Purchase and Sale Agreement (the “Agreement”). The Agreement replaces an existing agreement signed in 1973 and provides the Palo Verde Participants with effluent water rights from the Cities’ regional 91st Avenue Waste Water Treatment Plant for the next forty years necessary for cooling purposes at the Palo Verde plant.
The Agreement expires on December 31, 2050, which extends slightly past Palo Verde’s license renewal term, the application for which is currently pending at the Nuclear Regulatory Commission. The Agreement provides up to an annual allotment of 80,000 acre-feet (approximately 26 billion gallons) of treated effluent to Palo Verde to meet the plant’s cooling needs. The effluent will be purchased pursuant to a negotiated fee structure with an initial price of $58 per acre-foot, to be adjusted annually to approximately $300 per acre-foot in 2026. Thereafter the price adjustments are tied to three water and power-related indices that are part of the Consumer Price Index, subject to a cap of 3% per year. The Agreement also provides for four annual payments of $7.5 million to the Cities, beginning in 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: April 27, 2010	By:	/s/ James R. Hatfield
James R. Hatfield Senior Vice President and Chief Financial Officer

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